Exhibit 10.1
AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of June 28, 2021, by and between Thomas E. O’Neill (“Executive”), and TreeHouse Foods, Inc., a Delaware corporation (together with any successor, the “Company”).

RECITALS

WHEREAS, Executive has been employed by the Company as its Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary pursuant to that certain Amended and Restated Employment Agreement, dated as of February 20, 2018, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive’s service as an officer of the Company will terminate as of June 30, 2021 (the “Transition Date”);

WHEREAS, this Agreement is intended to govern the benefits and obligations associated with the Executive’s termination of employment with the Company; and

WHEREAS, Executive and the Company intend to enter into an advisory agreement that will govern the terms of Executive’s service to the Company after the Transition Date (the “Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

AGREEMENT

1.Transition to Special Advisor Status

(a)Transition. Upon the Transition Date, Executive’s service as an officer of the Company and its affiliates shall terminate. After the Transition Date, the Executive’s services pursuant to the Advisory Agreement shall not exceed 20% of the average level of services performed by Executive over the 36-month period ending on the Transition Date and thus Executive will experience a “separation from service” as defined in Section 409A of the Code as of the Transition Date. Executive and the Company agree that such termination will constitute a “Termination without Cause” as defined in the Employment Agreement. Executive agrees to execute such instruments, including resignation letters, as may be requested by the Company in order to give effect to the foregoing. The Transition Date shall be the last day of Executive’s employment for purposes of active participation in the Company’s group health plans.

(b)Vested Benefits and Earned Compensation. Regardless of whether Executive enters into this Agreement, the Company will pay Executive the Vested Benefits and Earned Compensation (each as defined in the Employment Agreement), in accordance with the timing set forth in the Employment Agreement.

(c)Severance Benefits. As consideration for Executive’s promises, covenants and agreements in this Agreement, and provided that Executive does not revoke the release set forth in Section 2 below, the Company will pay or provide Executive with the benefits and payments set forth in Sections 6(e)(ii) and 6(e)(iv) of the Employment Agreement related to a Termination without Cause (such benefits and payments, the “Severance Benefits”). Except as specifically set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to receive any other payment or benefit from the Company in connection with or as a result of his employment with the Company or the termination thereof.

(d)Equity Awards. As of and following the Transition Date, Executive’s outstanding awards (the “Awards”) under the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended (the “Plan”), shall be treated in accordance with the terms of the Plan and the applicable equity award agreements governing such Awards (the “Award Agreements”); provided, however, that notwithstanding anything in the Plan or the Award Agreements to the contrary, (i) Executive’s provision of services pursuant to the Advisory Agreement will not constitute “Service” (as defined in the Plan) for purposes of the Awards, (ii) Executive’s Service shall be deemed to have terminated on the Separation Date, and (iii) Executive shall cease vesting in the Awards as of the Separation Date.

2.Release of Claims

(a)The parties agree that the Severance Benefits are in full, final and complete settlement of all claims Executive may have against the Company, its past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, Executives, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”).

(b)Executive, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily covenants not to sue, and fully and forever releases and discharges the Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with the Company or any of its affiliates or the termination of such employment. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with the Company or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees arising out of or in any way connected with Executive’s employment with the Company or any of its affiliates or the termination of such employment, to the maximum extent permitted by law.

(c)Nothing in this Agreement shall be construed to: (i) waive any rights or claims of Executive that arise after Executive signs this Agreement; (ii) waive any rights or claims of Executive to enforce the terms of this Agreement; (iii) waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties; (iv) limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (v) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (vi) release any existing rights that Executive may have, if any, to indemnification pursuant to the Company’s governing documents and/or any directors’ and officers’ insurance policy of the Company for acts committed during the course of Executive’s employment. Executive expressly waives and agrees to waive any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(d)Nothing in this Agreement shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

(e)To the extent permitted by applicable law, Executive agrees that he will not encourage or assist any person to litigate claims or file administrative charges against the Company or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify the Company immediately of his receipt of such subpoena so that the Company has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against the Company or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to the Company in writing any and all work-related injuries that he has suffered or sustained during his employment with the Company or its affiliates.

(f)Executive represents that he has not filed any complaints or charges against the Company or any of its affiliates with the EEOC, or with any other Government Agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

(g)Executive acknowledges that (i) he has been given at least twenty-one (21) calendar days to consider this Agreement and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement in which to revoke it; and (iii) this Agreement will not be effective or enforceable unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to the General Counsel of the Company, by midnight on or before the seventh calendar day after Executive signs this Agreement. Unless timely revoked in accordance with this Section 2(g), this Agreement shall become effective on the eighth calendar day following the date Executive executes this Agreement (the “Effective Date”).

(h)Executive acknowledges that he has been advised and has had the opportunity to consult with an attorney of his choice with regard to this Agreement. Executive hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.
(i)In the event of any lawsuit against the Company or any of its affiliates that relates to alleged acts or omissions by Executive during his employment with the Company or its affiliates, Executive agrees to cooperate with the Company or its affiliates by voluntarily providing truthful and full information as reasonably necessary for the Company or its affiliates to defend against such lawsuit, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such assistance subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

3.Acknowledgment of Restrictive Covenants. By executing this Agreement, Executive acknowledges and agrees that (a) as further set forth in the Advisory Agreement, he is and shall remain subject to Section 7 of the Employment Agreement (the “Restrictive Covenants”), (b) a breach of the Restrictive Covenants shall constitute a breach by Executive of this Agreement and the Advisory Agreement, and (c) the Company would not have entered into this Agreement but for Executive’s promises and covenants in this Agreement, including, but not limited to, the Restrictive Covenants.

4.Cooperation. During the term of the Advisory Agreement and thereafter, Executive agrees to make himself reasonably available to the Company to respond to periodic requests for information relating to the Company or Executive’s employment which may be within Executive’s knowledge. Executive further agrees to cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary, other than the pending antitrust litigation against Keurig Dr. Pepper Inc. (the “Keurig Litigation”), which will be exclusively governed by the Advisory Agreement, and no cooperation with respect to the Keurig Litigation will be required if the Advisory Agreement is no longer in effect. Any such cooperation required by the Company hereunder will, to the extent practicable, be scheduled around Executive’s other personal and professional commitments. In addition, if Executive’s cooperation is sought after the end of the term of the Advisory Agreement for matters other than the Keurig Litigation (which shall be governed solely by the Advisory Agreement), the Company agrees to pay Executive an hourly fee of $700 for Executive’s services hereunder and to reimburse Executive for any expenses reasonably incurred by him in providing such services. Such fee will not be required for Executive’s services in connection with any litigation pending as of the date hereof (other than the Keurig Litigation, which will be exclusively governed by the Advisory Agreement). In the event that Executive is subpoenaed in connection with any litigation or investigation, Executive will immediately notify the Company.

5.Non-Disparagement. Executive shall not disparage, slander or injure the business reputation or goodwill of the Company (or any subsidiary) in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company (or any subsidiary) which could materially harm the business reputation or goodwill of the Company (or any subsidiary). The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning Executive to any third parties.

6.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement and the Employment Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts payable under this Agreement are subject to Section 409A of the Code and are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Any reimbursement or advancement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

7.Assignment. This Agreement is for the sole benefit of the parties and their respective heirs, representatives, successors and permitted assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever. Notwithstanding the foregoing, this Agreement may be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. Any affiliate or subsidiary of the Company may (a) enforce the Company’s rights under this Agreement, (b) take advantage of the benefits conferred upon the Company by this Agreement, (c) rely on the representations, warranties and covenants given by Executive under this Agreement, and (d) rely on the exclusions and limitations of liability benefiting the Company under this Agreement. Executive may not assign, delegate, subcontract or license this Agreement, including, without limitation, any of Executive’s rights, duties and obligations hereunder. Any attempted assignment, delegation, subcontract or licensing of this Agreement or of such rights, duties or obligations shall be void and of no effect.

8.Interpretation and Construction. The parties hereto acknowledge that each party is represented by counsel or has been advised to obtain and has declined to obtain counsel. The parties intend that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

9.Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:
TreeHouse Foods, Inc. 2021 Spring Road Suite 600 Oak Brook, IL 60523 Attention: General Counsel

If to Executive:
To Executive’s address on file with the Company

10.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware, without giving effect to any choice of law principles.

11.Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall, at the election of Executive or the Company, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Company. Unless the arbitrator determines that Executive did not have a reasonable basis for asserting his position with respect to the dispute in question, the Company shall also reimburse Executive for his reasonable attorneys’ fees incurred with respect to any arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Executive under this Agreement and all benefits to which Executive is entitled at the time the dispute arises (other than the amounts which are the subject of such dispute).

12.Entire Agreement. This Agreement, the Advisory Agreement and the Employment Agreement together set forth the entire agreement between Executive and the Company, and fully supersede any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with the Company terminates (including, but not limited to, the Restrictive Covenants).

13.Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

14.Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

15.Waiver. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

16.Counterparts. This Agreement may be executed in counterparts, and when executed and delivered by all parties in person, by facsimile or email pdf, shall become one (1) integrated agreement enforceable on its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

COMPANY TreeHouse Foods, Inc.
By:	/s/ Steven Oakland
Name:	Steven Oakland
Title:	Chief Executive Officer

By signing below, Executive acknowledges that he understands he has the right to revoke his signature within seven (7) days from the execution thereof, and that if he does so, this Agreement and the Advisory Agreement shall be null and void and of no force or effect.

EXECUTIVE
/s/ Thomas E. O’Neill
Thomas E. O’Neill

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